Exhibit 99.1

600 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Reports First Quarter 2005 Results

SALT LAKE CITY, UTAH, April 21, 2005—Evans & Sutherland Computer Corporation (NASDAQ: ESCC) today reported financial results for the first quarter ended April 1, 2005.

Sales for the first quarter were $13.9 million, down 22.1% from sales of $17.8 million in the first quarter of 2004.  Net loss was $6.0 million, or $0.57 per share, compared to a net loss of $3.0 million, or $0.29 per share, in 2004.

Comments from James R. Oyler, President and Chief Executive Officer

“The first quarter of 2005 was seasonally weak as expected.  In addition, we had significant restructuring expenses in the first quarter that will lead to lower operating expenses for the remainder of the year.  Our net cash reached the highest level in five years, and backlog was nearly unchanged and remains at the highest level in three years.  The combination of high backlog and reduced operating expenses after the restructuring will drive improved results for the remainder of the year.

“We experienced high research and development expenses during the quarter as we continue to prepare the Evans & Sutherland Laser Projector (ESLP) for commercial shipments beginning in the third quarter of this year.  R&D expenses will decline as the ESLP enters production.

“Based on our continued strong backlog and lower expenses in future quarters, our overall outlook for a small profit for the year remains unchanged.”

About Evans & Sutherland

Evans & Sutherland produces professional visual systems to create highly realistic images for simulation, training, engineering, and other applications throughout the world.  E&S visual systems

/…more

are used in both military and commercial systems, as well as planetariums and interactive theaters.  Visit the E&S Web site at http://www.es.com.

Statements in this press release which are not historical, including statements regarding E&S’s or management’s intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements that the combination of high backlog and reduced operating expenses after the restructuring will drive improved results for the remainder of the year, that R&D expenses will decline as the ESLP enters production, and that based on our continued strong backlog and lower expenses in future quarters, our overall outlook for a small profit for the year remains unchanged.  It is important to note that E&S’s actual results could differ materially from those in any such forward-looking statements.  Various factors could cause actual results to differ materially, such as the risk factors listed from time to time in E&S’s SEC reports.

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

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Contact:

Kevin Paprzycki

Chief Financial Officer

Evans & Sutherland

600 Komas Drive, Salt Lake City, UT 84108

801-588-1125

kpaprzyc@es.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

(In thousands, except per share data)

Unaudited

	Three Months Ended
	April 1, 2005	April 2, 2004

Sales	$13,859	$17,790
Cost of sales	9,287	10,908
Gross profit	4,572	6,882

Expenses:
Selling, general and administrative	4,535	6,086
Research and development	4,284	3,954
Restructuring charge (recovery)	1,891	(491)
Operating expenses	10,710	9,549
Gain on sale of assets	—	155
Operating loss	(6,138)	(2,512)

Other income (expense), net	(265)	(490)
Net loss before income taxes	(6,403)	(3,002)
Income tax expense (benefit)	(411)	38
Net loss	$(5,992)	$(3,040)

Basic and diluted net loss per share	$(0.57)	$(0.29)

Number of shares used in net loss per share calculation	10,514	10,488

CONDENSED CONSOLIDATED BALANCE SHEETS INFORMATION

(In thousands)

Unaudited

	April 1, 2005	December 31, 2004
Assets
Cash and restricted cash	$16,444	$13,561
Net receivables, billed and unbilled	18,003	20,718
Inventories	11,524	10,802
Other assets	7,847	7,937
Net property, plant and equipment	20,077	20,753
Total assets	$73,895	$73,771

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$16,024	$17,486
Other liabilities	59,911	52,522
Stockholders’ equity (deficit)	(2,040)	3,763
Total liabilities and stockholders’ equity	$73,895	$73,771

BACKLOG

(In thousands)

Unaudited

April 1, 2005	December 31, 2004

$83,704	$84,232